EXHIBIT 21

SUBSIDIARIES OF REGISTRANT*

Name	Place of Incorporation
Kaydon Ring and Seal, Inc.	Delaware
Kaydon S. de R.L. de C.V.	Nuevo Leon, United Mexican States
Cooper Roller Bearings Company Limited	United Kingdom
The Cooper Split Roller Bearing Corp.	Virginia
Cooper Geteilte Rollenlager GmbH	Germany
Cooper Roller Bearings (Hong Kong) Company Limited	Hong Kong
Industrial Tectonics Inc	Delaware
ITI Japan Trading Company	Delaware
Kaydon Custom Filtration Corporation	Delaware
Kaydon Acquisition XI, Inc. (d/b/a Canfield Technologies, Inc.)	Delaware
Kaydon Acquisition XII, Inc. (d/b/a Tridan International, Inc.)	Delaware
Indiana Precision, Inc.	Indiana
ACE Controls, Inc.	Michigan
ACE Controls International, Inc.	Delaware
ACE Controls Japan, L.L.C.	Michigan
ACE Stossdaempfer, GmbH	Germany
Hahn-Gasfedern, GmbH	Germany
ACE Automation Control Equipment Private Limited	India
Purafil, Inc.	Georgia
Purafil Europa B.V.	Netherlands
Avon Bearings Corporation	Ohio
Cooper Roller Bearings Do Brasil Assesoria Empresarial Sociedade Ltda.	Brazil
Ace Controls (Suzhou) Co., Ltd.	China
Kaydon Precision Components (Suzhou) Co., Ltd.	China
Fabreeka International, Inc.	Massachusetts
Fabreeka GB, Inc.	Massachusetts
Tech Products Corporation	Ohio
Fabreeka GMBH Deutschland	Germany
Fabreeka – Canada Limited	Canada
Kaydon Bearings Private Limited	India

*	All of which are, directly or indirectly, wholly-owned by the registrant.